Exhibit 99

FOR IMMEDIATE RELEASE

For More Information Please Contact:
      David Carlson
      Executive Vice President
      LaCrosse Footwear, Inc.
      (503) 766-1010 (ext. 1331)

LACROSSE FOOTWEAR ANNOUNCES $4.9 MILLION GSA DELIVERY ORDER

TO SUPPLY DESERT BOOTS TO U.S. MILITARY

Portland, Ore. – (December 16, 2003) LaCrosse Footwear, Inc. (Nasdaq/NMS:BOOT) today announced that its Danner® subsidiary received a $4.9 million GSA delivery order to supply boots to the U.S. military. The order will be for the Company’s Desert Acadia™ boot, which is specifically designed to perform in desert combat conditions. Shipments will begin in first quarter 2004 and be completed by the second quarter of the same year. The boots will be manufactured in the Company’s ISO 9002 certified manufacturing facility located in Portland, Oregon.

“We are honored to have been chosen to supply Danner boots to the U.S. military,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “For years, Danner boots have been worn by elite military and police units around the world because of their exceptional quality and performance,” he added.

This press release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. All forward-looking statements are only predictions or statements of current plans, which are constantly under review by management.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Company Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear is a leader in the design and development of premium quality protective footwear and rainwear under the LaCrosse®, Danner® and Rainfair® brands. For more information about LaCrosse Footwear products, please consult our Internet web sites at www.lacrossefootwear.com, www.danner.com, lacrossesafety.com. and lacrossefootwearinc.com.